Exhibit 99.(a)(2)

HARRIS ASSOCIATES INVESTMENT TRUST

UNANIMOUS WRITTEN CONSENT TO RECORD SERIES NAMES

October 23, 2019

The undersigned, being the members of the Board of Trustees (the “Board” or “Trustees”) of Harris Associates Investment Trust (the “Trust”), a Massachusetts business trust, hereby consent to the following resolutions:

WHEREAS, pursuant to Article IX Section 7 of the Amended and Restated Agreement and Declaration of Trust of the Harris Associates Investment Trust (the “Trust”) (the “Declaration of Trust”), the Board of Trustees (the “Board”) of the Trust by an instrument in writing signed by a majority of the then Trustees may amend the Declaration of Trust without the approval or consent of shareholders to change the name of any series;

WHEREAS, pursuant to Article IV Section 3 of the Declaration of Trust, any action to be taken by the Board may be taken by written consents of a majority of the Trustees then in office;

WHEREAS, the series of the Trust (the “Funds”) desire to conduct business under the new names set forth in the following resolution;

RESOLVED, that the Declaration of Trust is hereby amended to change the names of the Funds as listed in the table below:

Fund (Old Name)	Fund (New Name)
The Oakmark Fund	Oakmark Fund
The Oakmark Select Fund	Oakmark Select Fund
The Oakmark Equity and Income Fund	Oakmark Equity and Income Fund
The Oakmark Global Fund	Oakmark Global Fund
The Oakmark Global Select Fund	Oakmark Global Select Fund
The Oakmark International Fund	Oakmark International Fund
The Oakmark International Small Cap Fund	Oakmark International Small Cap Fund

RESOLVED FURTHER, that the Board hereby ratifies, approves, and confirms the use of the Funds' new names as designated above; and

RESOLVED FURTHER, that the Board hereby affirms that the officers of the Trust are authorized and directed to execute and file this Unanimous Written Consent, to the extent required in various states and other jurisdictions as such officers may deem advisable, with the advice of counsel, and to take such actions and execute and deliver such documents as such officers may determine, with the advice of counsel, to be necessary or appropriate to carry out the intent of the foregoing resolutions and to make such changes to such documents as the officers of the Trust, with the advice of counsel, may deem necessary or appropriate.

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IN WITNESS WHEREOF, this Unanimous Written Consent has been signed below by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/ Thomas H. Hayden	Trustee	October 23, 2019
Thomas H. Hayden
/s/ Hugh T. Hurley, III	Trustee	October 23, 2019
Hugh T. Hurley, III
/s/ Patricia Louie	Trustee	October 23, 2019
Patricia Louie
/s/ Christine M. Maki	Trustee	October 23, 2019
Christine M. Maki
/s/ Laurence C. Morse	Trustee	October 23, 2019
Laurence C. Morse, Ph.D.
/s/ Mindy M. Posoff	Trustee	October 23, 2019
Mindy M. Posoff
/s/ Allan J. Reich	Trustee and Chair of the Board of Trustees	October 23, 2019
Allan J. Reich
/s/ Steven S. Rogers	Trustee	October 23, 2019
Steven S. Rogers
/s/ Kristi L. Rowsell	Trustee, President, and Principal Executive Officer	October 23, 2019
Kristi L. Rowsell

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

October 25, 2019 03:12 PM

WILLIAM FRANCIS GALVIN

Secretary of the Commonwealth